Exhibit 99.2

News Release	Beam Inc. 510 Lake Cook Road Deerfield, Illinois 60015-4964 www.beamglobal.com

FOR IMMEDIATE RELEASE

CONTACT
Media Relations	Investor Relations
Clarkson Hine	Tony Diaz
+1-847-444-7515	+1-847-444-7690
Clarkson.Hine@beamglobal.com	Tony.Diaz@beamglobal.com

BEAM ANNOUNCES PRICING OF DEBT TENDER OFFERS

Deerfield, Illinois, June 3, 2013 — Beam Inc. (NYSE: BEAM) today announced the Reference Yield, Tender Offer Yield and Total Consideration (each as defined in the Offer to Purchase) in respect of its previously announced tender offers for the notes listed in the table below (the “Notes”). The Company also announced the principal amount of Notes to be accepted for purchase on the Early Settlement Date (as defined in the Offer to Purchase), which is expected to be June 10, 2013. The terms and conditions of the tender offers are set forth in Beam’s Offer to Purchase, dated May 17, 2013 (the “Offer to Purchase”) and the related Letter of Transmittal.

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BEAM ANNOUNCES PRICING OF TENDER OFFERS, PAGE 2

Notes	CUSIP Number	Principal Amount Outstanding	Acceptance Priority Level(a)		Fixed Spread (Basis Points)	U.S. Treasury Reference Security	U.S. Treasury Reference Yield	Tender Offer Yield	Principal Amount to be Accepted for Purchase on the Early Settlement Date	Total Consideration (b)(c)
6.375% Notes due 2014	349631AP6	$326,414,000	—		50	0.75% due June 15, 2014	0.162%	0.662%	$78,091,000	$1,057.63
8.625% Debentures due 2021	349631AD3 073730AA1	$59,300,000	1	(d)	130	1.75% due May 15, 2023	2.121%	3.421%	$2,649,000	$1,378.30
7.875% Debentures due 2023	349631AE1 073730AB9	$113,792,000	1	(d)	155	1.75% due May 15, 2023	2.121%	3.671%	$1,602,000	$1,337.42
6.625% Debentures due 2028	349631AG6	$200,000,000	2	(d)	190	1.75% due May 15, 2023	2.121%	4.021%	$15,679,000	$1,292.51
5.875% Notes due 2036	349631AN1	$300,000,000	3	(d)	105	3.125% due February 15, 2043	3.253%	4.303%	$137,962,000	$1,225.68

(a)	In addition to the Acceptance Priority Levels set forth in the table, if Beam elects to accept for purchase Notes validly tendered in the offers as of the Early Tender Date on the Early Settlement Date (as defined in the Offer to Purchase), Notes tendered at or before the Early Tender Date will be accepted for purchase on the Early Settlement Date in priority to Notes tendered after the Early Tender Date.
(b)	Per $1,000 principal amount accepted for purchase. Beam will also pay accrued and unpaid interest up to but not including the applicable Settlement Date (as defined in the Offer to Purchase).
(c)	Includes an Early Tender Payment (as defined in the Offer to Purchase).
(d)	Acceptance of the 2021-2036 Notes (as defined in the Offer to Purchase) is subject to the 2021-2036 Maximum Amount (as defined in the Offer to Purchase).

The Total Consideration for each $1,000 principal amount of Notes validly tendered and not validly withdrawn at or before 5:00 p.m., New York City time, on May 31, 2013 (the “Early Tender Date”) and accepted for purchase pursuant to the tender offers will be the amount listed in the table above for the Notes, which amount includes an Early Tender Payment of $30 per $1,000 principal amount of Notes accepted for purchase. The Total Consideration was determined in the manner described in the Offer to Purchase by reference to the applicable fixed spread specified in the table above for the Notes over the yield based on the bid side price of the applicable U.S. Treasury Reference Security specified in the table above, as calculated by the Dealer Managers for the tender offers at 2:00 p.m., New York City time, today. Notes validly tendered after the Early Tender Date and at or before 11:59 p.m., New York City time, on June 14, 2013 (the “Expiration Date”) and accepted for purchase pursuant to the tender offers will receive the Tender Offer Consideration (as defined in the Offer to Purchase), which is equal to the Total Consideration minus the Early Tender Payment.

In addition to the Total Consideration or Tender Offer Consideration, as applicable, holders who tendered Notes that are accepted for payment in the tender offers will be paid any accrued and unpaid interest calculated up to but not including the applicable Settlement Date. The Final Settlement Date (as defined in the Offer to Purchase) is expected to be June 17, 2013, or promptly thereafter.

BofA Merrill Lynch and Credit Suisse are the Dealer Managers for the offers. D.F. King & Co., Inc. is the Information Agent and Tender Agent for the offers. This news release is neither an offer to purchase nor a solicitation of an offer to sell the securities. The offers are made only by the Offer to Purchase dated May 17, 2013, and the information in this news release is qualified by reference to the Offer to Purchase. Persons with questions regarding the offers should contact BofA Merrill Lynch at (888) 292-0070 (toll-free) or (646) 855-3401 (collect) or Credit Suisse at (800) 820-1653 (toll-free) or (212) 325-2476 (collect). Requests for documents should be directed to D.F. King & Co., Inc. at (800) 769-4414 (toll-free) or (212) 269-5550 (collect).

About Beam Inc.

As one of the world’s leading premium spirits companies, Beam is Crafting the Spirits that Stir the World. Consumers from all corners of the globe call for the Company’s brands, including Jim Beam Bourbon, Maker’s Mark Bourbon, Sauza Tequila, Pinnacle Vodka, Canadian Club Whisky, Courvoisier Cognac, Teacher’s Scotch Whisky, Skinnygirl Cocktails, Cruzan Rum, Hornitos Tequila, Knob Creek Bourbon, Laphroaig Scotch Whisky, Kilbeggan Irish Whiskey, Larios Gin, Whisky DYC and DeKuyper Cordials. Beam is focused on delivering superior performance with its unique combination of scale with agility and a strategy of Creating Famous Brands, Building Winning Markets and Fueling Our Growth. Beam and its 3,400 passionate associates worldwide generated 2012 sales of $2.5 billion (excluding excise taxes), volume of 38 million 9-liter equivalent cases and some of the industry’s fastest growing innovations.

Headquartered in Deerfield, Illinois, Beam is traded on the New York Stock Exchange under the ticker symbol BEAM and is included in the S&P 500 Index and the MSCI World Index. For more information on Beam, its brands, and its commitment to social responsibility, please visit www.beamglobal.com and www.drinksmart.com.

Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these forward-looking statements speak only as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date of this release. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to those described from time to time in the Company’s filings with the Securities and Exchange Commission.

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